Exhibit (10)(n)
Form of Fifth Amended and Restated
Rule 18f-3(d)
Multiple Class Plan for Highland Funds II
Introduction
          This Fifth amended and restated plan (the “Plan”) is adopted as of the close of business on __________ ___, 2011 pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), and shall become effective as of __________ ___, 2011. Shares of Highland U.S. Equity Fund, Highland Premier Growth Equity Fund, Highland Core Value Equity Fund, Highland Small-Cap Equity Fund, Highland Global Equity Fund, Highland International Equity Fund, Highland Tax-Exempt Fund, Highland Fixed Income Fund, Highland Total Return Fund, Highland Government Securities Fund, Highland Short-Term Government Fund, Highland Money Market Fund II and Highland Trend Following Fund (each a “Participant Fund” and collectively, the “Participant Funds”) are distributed pursuant to a system (the “Multiple Distribution System”) in which each class of shares of a Participant Fund represents interests in the same portfolio of investments of the Participant Fund and differs only to the extent outlined below.
I. Distribution Arrangements and Service Fees
          Classes of shares within the Participant Funds are offered for purchase by investors with the following sales load and service and distribution fee arrangements.
     1. Class A Shares (all Participant Funds except Highland Money Market Fund II).
          Class A shares are offered with a front-end sales load together with a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1”) providing for a service and distribution fee at an annual rate of up to [    ]% of average daily net assets for all Participant Funds other than the Highland Trend Following Fund, and up to [    ]% of average daily net assets for the Highland Trend Following Fund . In addition, the Funds are permitted to assess a contingent deferred sales charge (“CDSC”) on certain redemptions of Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase. This waiver applies to sales of Class A shares where the amount of purchase is equal to or exceeds $1 million.
          Class A shares shall only be available to those investors as outlined in the most current Participant Funds prospectus.
          No provision of this Plan will preclude the Board of Trustees from identifying, from time to time pursuant to Rule 22d-1 under the 1940 Act, certain persons who may be eligible to purchase Class A shares pursuant to special arrangements with respect to the front-end sales load.
     2. Class B Shares (all Participant Funds except Highland Money Market Fund II and Highland Trend Following Fund).
          Class B shares are offered with a four year CDSC and a Rule 12b-1 plan providing for a service fee at an annual rate of up to [    ]%, and, other than with respect to Highland Short-Term Government Fund, a distribution fee at an annual rate of up to [    ]%, of average daily net assets. Class B shares of Highland Short-Term Government Fund are subject to a distribution fee at an annual rate of up to [    ]% of average daily net assets.
          Class B shares of all Participant Funds were closed to new investments, effective January 29, 2007.
     3. Class C Shares (all Participant Funds except Highland Money Market Fund II).
          Class C shares are offered with a one-year CDSC and a Rule 12b-1 plan providing for a service fee at an annual rate of up to [    ]%, and a distribution fee at an annual rate of up to [    ]%, of average daily net assets. Class C shares shall only be available to those investors as outlined in the most current Participant Funds prospectus.
     4. Class R Shares (all Participant Funds except Highland Government Securities Fund, Highland Tax-Exempt Fund and Highland Money Market Fund II).

          Class R shares are offered with a Rule 12b-1 plan providing for a service and/or distribution fee at an annual rate of up to [    ]%, and a distribution fee at an annual rate of up to [    ]%, of average daily net assets, but without the imposition of either a sales charge or a CDSC. Class R shares shall only be available to those investors as outlined in the most current Participant Funds prospectus.
     5. Class Y Shares (all Participant Funds except Highland Government Securities Fund and Highland Money Market Fund II).
          Class Y shares (formerly designated Class D shares) are offered without imposition of either a sales charge or a service or distribution fee. Class Y shares shall only be available to those investors as outlined in the most current Participant Funds prospectus.
     6. Retail Class Shares (Highland Money Market Fund II only).
          Retail Class shares are offered without the imposition of a sales charge, CDSC, service or distribution fees. Retail Class shares shall only be available to those investors as outlined in the most current Participant Funds prospectus.
     7. Institutional Class Shares (Highland Money Market Fund II only).
          Institutional Class Shares are offered without the imposition of a sales charge, CDSC, service or distribution fees. Institutional Class shares shall only be available to those investors as outlined in the most current Participant Funds prospectus.
     8. Additional Classes of Shares.
          The boards of trustees of the Trust have the authority to create additional classes, or change existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.
II. Expense Allocations
          Under the Multiple Distribution System, all expenses incurred by a Participant Fund are allocated among the various classes of shares based on the net assets of the Fund attributable to each class, except that each class’s net asset value and expenses reflect the expenses associated with that class’s Rule 12b-1 plan, including any costs associated with obtaining shareholder approval of the Rule 12b-1 plan (or an amendment to the Rule 12b-1 plan) and any Class Expenses. Class Expenses are limited to the following:
     (i) transfer agency fees as identified by the transfer agent as being attributable to a specific class;
     (ii) Blue Sky registration fees incurred by a class of shares;
     (iii) Securities and Exchange Commission registration fees incurred by a class of shares;
     (iv) the expenses of administrative personnel and services as required to support the shareholders of a specific class;
     (v) litigation or other legal expenses relating solely to one class of shares;
     (vi) Trustees’ fees incurred as a result of issues relating to one class of shares; and
     (vii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders.
          Except for the Highland Money Market Fund II that allocates item (i) of the Class Expenses above on a class basis, the Class Expenses set forth above are not currently incurred on a class basis and, therefore, are not currently allocated to a particular class. Such expenses, however, may be incurred on a class basis in the future.
III. Conversion Rights of Class B Shares
          All Class B shares of each Participant Fund will automatically convert to Class A shares after a certain holding period, expected to be, in most cases, approximately six years. Upon the expiration of the holding period, Class B shares (except those purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares of that Fund) will automatically convert to Class A shares of the Fund at the relative net asset values of each of the classes, and will, as a result, thereafter be subject to the lower fee under the Class A Rule 12b-1 plan.
          Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares are also Class B shares. However, for purposes of conversion to Class A, all Class B shares in a shareholder’s Fund account that were purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares (and that have not converted to Class A shares as provided in the following sentence) are considered to be held in a separate sub-account. Each time any Class B shares in the shareholder’s Fund account (other than those in the sub-account referred to in the preceding sentence) convert to Class A, a pro rata portion of the Class B shares then in the sub-account also converts to Class A. The portion is determined by the ratio that the shareholder’s Class B shares converting to Class A bears to the shareholder’s total Class B shares not acquired through dividends and distributions.
          The conversion of Class B shares to Class A shares is subject to the continuing availability of a ruling of the Internal Revenue Service that payment of different dividends on Class A and Class B shares does not result in the Fund’s dividends or distributions constituting “preferential dividends” under the Code, and the continuing availability of an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Code. The conversion of Class B shares to Class A shares may be suspended if this opinion is no longer available. In the event that conversions of Class B shares do not occur, Class B shares would continue to be subject to the distribution fee for an indefinite period.
IV. Exchange Privileges
          Shareholders of a Participant Fund may exchange their shares at net asset value for shares of the same class in any other Participant Fund of the Trust or for Retail Class shares of the Highland Money Market Fund II, as set forth in the prospectus for such Participant Fund. Shareholders of a Participant Fund may also exchange their shares at net asset value for shares of the same class in any other fund of Highland Funds I, and for shares of the same class of the RBB Money Market Fund, a money market mutual fund advised by BlackRock Advisors, LLC, as set forth in the prospectus for such Participant Fund.
          Class A shareholders who wish to exchange all or part of their shares for Class A shares of a Participant Fund sold subject to a sales charge equal to or lower than that assessed with respect to the shares of the Participant Fund being exchanged may do so without paying a sales charge. Class A shareholders of a Participant Fund who wish to exchange all or part of their shares for Class A shares of a Participating Fund sold subject to a sales charge higher than that assessed with respect to the shares of the Fund being exchanged are charged the appropriate “sales charge differential.” Currently, a shareholder who exchanges his Class B or Class C shares for the Retail Class shares of the Highland Money Market Fund II and then exchanges those Highland Money Market Fund II Retail Class shares for Class B or Class C shares, respectively, will be subject to having the period of time in which his shares were invested in the Highland Money Market Fund II Retail Class shares tolled when computing the applicable CDSC. Likewise, shareholders who exchange their Class B or Class C shares of a Participant Fund with Class B or Class C shares, respectively, of another Participant Fund or Highland Funds I fund will be subject to the CDSC of the original Fund at the time of redemption from the second Fund. The exchange privileges applicable to all classes of shares must comply with Rule 11a-3 under the 1940 Act. No sales change is charged when you exchange your shares of a Participant Fund into the RBB Money Market Fund; however, notwithstanding any statement above to the contrary, the applicable sale charge (based on the sales charge schedule of the exchanged shares) will be imposed when shares are redeemed from the RBB Money Market Fund and will be calculated without regard to the holding time of the RBB Money Market Fund.